CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Wright Managed Income Trust and to the use of our report dated February 17, 2012 on the financial statements and financial highlights of Wright Total Return Bond Fund and Wright Current Income Fund, each a series of shares of beneficial interest in The Wright Managed Income Trust.  Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
April 26, 2012